Exhibit 10.1 – Form of Performance Share Award Agreement

TOMPKINS FINANCIAL CORPORATION
2019 EQUITY PLAN
PERFORMANCE SHARE AWARD AGREEMENT

1) Tompkins Financial Corporation (the “Company”) hereby grants to ###PARTICIPANT_NAME### (the “Participant”) the award(s) summarized below (the “Grant”), pursuant to the terms and conditions of the Company’s 2019 Equity Plan, as it may be amended from time to time (the “Plan”). The terms, conditions and restrictions of your award are set forth in this Award Agreement, which is governed by the terms of the Plan. Capitalized terms used but not defined in this Award Agreement have the meanings given to them in the Plan. For the award to be effective, you must sign below and return this Award Agreement to the Company, acknowledging that you have received and read the Prospectus dated May 13, 2019 and any applicable prospectus supplements (together, the “Prospectus”), and agree to the terms of this Award Agreement and the Plan.
2) Award Summary:

Performance Share Award Summary
Award Date:
Number of Target Restricted Stock Units (“Target PSUs”):
Number of Enhanced Restricted Stock Units (“Enhanced PSUs”):
Performance Period:
Performance Goals for Target PSUs:
Additional Vesting Requirements (if any):

3) Explanation of Performance Goals and Additional Vesting Requirements (if any):

Performance Goals: The entire Grant covered by this Award Agreement shall remain subject to forfeiture unless and until the Committee determines, in accordance with the Plan, that the Performance Goals have been attained.

Following such calculations, the Committee shall determine whether the Performance Goal has been attained with respect to the Target PSUs, and whether the Performance Goals have been attained with respect to the Enhanced PSUs. In making such determination, the Committee may make such adjustments as it determines, in its discretion, are necessary or appropriate, in accordance with the provisions of the Plan. The Committee shall notify the Participant of its determination within 15 days of making such determination.

Additional Vesting Requirements (if any):

4) To the extent the Performance Goals for the Target PSUs and Enhanced PSUs are achieved, any shares that are issuable under the Grant will be distributed as soon as practicable following the Committee’s determination of the satisfaction of the performance measures.

5) Subject to any additional conditions or restrictions set forth above under “Additional Vesting Requirements”, and provided the Participant (a) is an Eligible Retiree as defined below, and (b) agrees in writing not to compete with the Company during the three-year period following the date of the Participant’s retirement, then, in the event of the Participant’s Retirement prior to the expiration of the Performance Period, the Participant shall remain eligible to receive shares covered by the Target PSUs, so long as the Performance Goal is attained at the end of the Performance Period, and the Enhanced PSUs shall be forfeited. The Performance Period will not be shortened, nor shall the Performance Goal be altered, as a result of the Participant’s Retirement during the Performance Period.

If the Participant is not an Eligible Retiree but (a) terminates employment due to Retirement (as determined by the Committee in its sole discretion), and (b) agrees in writing not to compete with the Company during the three-year period following the date of the Participant’s retirement, then, in the event of the Participant’s Retirement prior to the expiration of the Performance Period, the Participant shall remain eligible to receive a number of shares covered by the Target PSUs equal to the product (rounded down to the nearest whole share) obtained by multiplying (x) the number of Target PSUs and (y) a fraction, the numerator of which is the number of full years completed between the first day of the Performance Period and the date of the Participant’s Retirement and the denominator of which is three, so long as the Performance Goal is attained at the end of the Performance Period, and the Enhanced PSUs shall be forfeited. Notwithstanding anything to the contrary herein, no fractional shares covered by the Grant shall be issued to the Participant.

For purposes of this Agreement, an “Eligible Retiree” means a Participant who, upon Retirement, (x) is at least 55 years old, (y) has at least 10 years of service with the Company (including, to the extent approved by the Committee, service with a prior employer acquired by the Company through merger or other acquisition), and (z) has an age plus years of service totaling at least 75.

For the avoidance of doubt, in the event the Participant is terminated by the Company for Cause (as defined in the Plan or any applicable employment agreement between the Company and Participant) or terminates employment for any reason other than Retirement, the entire Award shall be terminated.

Notwithstanding the foregoing, to the extent that the Participant’s continued eligibility following Retirement as set forth above would cause the Company to issue shares of Company Stock under the Plan in excess of the limitation set forth in Section 4.7 of the Plan, the number of shares of Company Stock covered by the Grant and subject to such continued eligibility shall be reduced by such number (and may be reduced to zero) as is necessary to cause such limitation not to be exceeded.

6) At the end of the Performance Period, Participants will be eligible to receive Dividend Equivalents on the Target PSUs and the Enhanced PSUs, to the extent earned. During the Performance Period, in the event of any issuance of a cash dividend on the shares of Common Stock (a “Dividend”), the Participant shall be credited, as of the payment date for such Dividend, with a Dividend Equivalent equal to (a) the number of Target PSUs or Enhanced PSUs, as applicable, granted pursuant to this Agreement multiplied by (b) the amount of the Dividend per share. The amount attributable to the Dividend Equivalents credited with respect to the Target PSUs or Enhanced PSUs, as applicable, shall be paid in cash within 30 days following the issuance and delivery of the shares of Common Stock underlying the Target PSUs and Enhanced PSUs, as applicable. In the event that the performance measures with respect to the Target PSUs or Enhanced PSUs are not achieved, the Dividend Equivalents credited with respect to such Target PSUs or Enhanced PSUs shall be forfeited.

7) The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock underlying this Grant unless, until and to the extent that (a) the Company shall have issued and delivered to the Participant the shares of Common Stock underlying the Target PSUs and Enhanced PSUs and (b) the Participant’s name shall have been entered as a stockholder of record with respect to such shares of Common Stock on the books of the Company. The Company shall cause the actions described in clauses (a) and (b) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws

8) For purposes of Section 12.1 of the Plan, the “target payout” with respect to this Performance Share Award shall be the Target PSUs.

9) This Grant is intended to be exempt from, or compliant with, Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (a) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (b) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 9 does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Grant will not be subject to interest and penalties under Section 409A.

10) By accepting this award, I hereby acknowledge receipt of this Grant on the date shown above on the terms stated herein, which has been issued to me under the terms and conditions of the Plan. I further acknowledge receipt of a copy of the Plan and the Prospectus and agree to be bound by all of the terms and conditions of the Plan as if they were set out in full in this Award Agreement. I agree to accept as binding, conclusive and final all decisions or interpretations of the Committee or the Board, as the case may be, upon any questions relating to the Plan or this Grant. I further understand that I am a Covered Executive under the Tompkins Financial Corporation Clawback Policy, and I acknowledge and agree that I have received and understand such Policy.

I understand that in the event the Committee determines, in its sole discretion, that I engaged in any activity contrary or harmful to the interests of the Company or its customers, including without limitation, any violation of Company policy or procedures, any unvested awards I hold shall immediately be forfeited and any rights thereunder shall terminate.

Accepted by ###PARTICIPANT_NAME## on _###ACCEPTANCE_DATE###

4